                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                            CRESCENT OPERATING, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                            CRESCENT OPERATING, INC.
                         306 WEST 7TH STREET, SUITE 1000
                             FORT WORTH, TEXAS 76102


                        --------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        --------------------------------


         The Annual Meeting of Shareholders of Crescent Operating, Inc. (the "Company") for 2000 will be held at The Crescent Court Hotel, located at 400 Crescent Court, Dallas, Texas, on Monday, June 12, 2000, at 10:00 a.m., Central Daylight Savings Time, for the following purposes:

         1. To elect three directors of the Company to serve until the annual meeting of shareholders of the Company for 2003, and until their successors are elected and qualify;

         2. To ratify the appointment by the Board of Directors of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000; and

         3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         Only shareholders of record at the close of business on April 17, 2000 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

                                        By order of the Board of Directors,



                                        RICHARD P. KNIGHT
                                        Secretary
Dated: May 3, 2000


      YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE
                        POSTAGE-PAID ENVELOPE PROVIDED.

                            CRESCENT OPERATING, INC.

                         306 West 7th Street, Suite 1000
                             Fort Worth, Texas 76102

                            -----------------------


               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held On June 12, 2000

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of Crescent Operating, Inc. (the "Company" or "Crescent Operating") for use at the annual meeting of shareholders of the Company for 2000 (the "Annual Meeting"). The Annual Meeting will be held at The Crescent Court Hotel, 400 Crescent Court, Dallas, Texas, on June 12, 2000, at 10:00 a.m., Central Daylight Savings Time, for the purposes set forth in the accompanying Notice of Annual Meeting.

         On or about May 3, 2000, the Company first mailed this Proxy Statement and the accompanying Notice of Meeting and form of proxy, together with its 1999 Annual Report to Shareholders, which includes audited financial statements of the Company, to shareholders entitled to vote at the Annual Meeting.

                       RECORD DATE AND OUTSTANDING SHARES

         The record date for determination of the shareholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 17, 2000 (the "Record Date"). At the close of business on the Record Date, the Company had 11,414,963 shares of common stock, par value $0.01 per share ("Common Stock"), issued, outstanding and entitled to vote at the Annual Meeting.

                               PROCEDURAL MATTERS

         A proxy for use at the Annual Meeting and a return envelope are enclosed. Shares of the Company's Common Stock represented by a properly executed written proxy and delivered pursuant to this solicitation, and not later revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. If no instructions are given, the properly executed proxy will be voted "FOR" each of the proposals set forth in this Proxy Statement. If any other matter or business is properly brought before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy are authorized to vote the proxy in accordance with their judgment and discretion. The Board of Directors is not aware of any such matter of business to be presented for consideration.

         A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by any one of the following three actions:
(i) giving written notice of revocation to the Secretary of the Company; (ii) properly submitting to the Company a duly executed proxy bearing a later date; or (iii) voting in person at the Annual Meeting. All written notices of revocation should be addressed as follows: Crescent Operating, Inc., 306 West 7th Street, Suite 1000, Fort Worth, Texas 76102, Attention: Corporate Secretary.

                                QUORUM AND VOTING

         Except as noted below, all holders of record of the Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments thereof. Each holder of Common Stock is entitled to one vote at the Annual Meeting for each share held by such shareholder.

The Company, as sole general partner of COPI Colorado, L.P. ("COPI Colorado"), holds the power to vote the 1,102,530 shares of Common Stock held by COPI Colorado. For purposes of the Annual Meeting, the Company has elected not to vote these shares.

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Votes cast in person or by proxy, abstentions, ballots marked with "withhold authority" and broker non-votes (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be tabulated by the inspectors of election and will be included in determining whether a quorum is present at the Annual Meeting. The vote required to approve each of the proposals at the Annual Meeting is the affirmative vote of a majority of the votes cast with respect thereto. Abstentions and broker non-votes with respect to any proposal will not constitute votes cast and, as a result, will have no effect on the outcome of the vote on such proposal.

                           COSTS OF PROXY SOLICITATION

         All costs of preparing, assembling and mailing proxy solicitation materials will be borne by the Company. The Company has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares and to obtain the proxies of such beneficial holders. The Company will reimburse such persons for postage and reasonable clerical expenses incurred in connection with forwarding such materials and obtaining proxies.


                               PROPOSAL NUMBER 1:
                              ELECTION OF DIRECTORS

BOARD OF DIRECTORS

         The Board of Directors of the Company consists of seven members divided into three classes, with approximately one-third of the total number of directors elected by the shareholders annually. In June 1999, the Board of Directors decreased the size of the board of directors from eight to seven following the resignation of Gerald W. Haddock.

         The terms of Richard E. Rainwater, Jeffrey L. Stevens and Anthony M. Frank will expire at the Annual Meeting. Each of Messrs. Rainwater, Stevens and Frank has been nominated to stand for reelection at the Annual Meeting to hold office until the annual meeting of shareholders of the Company to be held in 2003 and until their successors are elected and qualify.

         Approval of the nominees requires the affirmative vote of a majority of the votes cast for the election of directors at the Annual Meeting. Properly executed proxies received by the Board of Directors will be voted "FOR" each of the nominees, unless shareholders specify a contrary choice in their proxy. Should any of the nominees become unable to serve for any reason, the Board of Directors may designate one or more substitute nominees. In such event, the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of directors on the Board of Directors. It is not anticipated that any nominee will be unable or unwilling to serve as a director of the Company.

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF RICHARD E. RAINWATER, JEFFREY L. STEVENS AND ANTHONY M. FRANK TO SERVE AS DIRECTORS TO HOLD OFFICE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY TO BE HELD IN 2003, AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFY.

             INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

         Below are summaries of the backgrounds, business experiences and descriptions of the principal occupations of the director nominees, incumbent directors and executive officers of the Company.


      NAME                  TERM EXPIRES      AGE             POSITION
      ----                  ------------      ---             --------
Richard E. Rainwater           2000           55        Chairman of the Board of Directors

John C. Goff                   2002           44        Vice Chairman of the Board of Directors,
                                                        President and Chief Executive Officer

Jeffrey L. Stevens             2000           51        Executive Vice President, Chief Operating
                                                        Officer, and Director

William A. Abney               2001           52        Director

Anthony M. Frank               2000           68        Director

Paul E. Rowsey, III            2002           45        Director

Carl F. Thorne                 2001           59        Director

Richard P. Knight              N/A            31        Vice President, Chief Financial Officer,
                                                        Treasurer, and Secretary

DIRECTORS AND EXECUTIVE OFFICERS

         RICHARD E. RAINWATER has served as the Chairman of the Board of Directors of the Company since June 1997. From 1970 to 1986, he served as the chief investment advisor to the Bass family, whose overall wealth increased dramatically during his tenure. During that time, Mr. Rainwater was principally responsible for numerous major corporate and real estate acquisitions and dispositions. Immediately after beginning his independent investment activities, he founded ENSCO International Incorporated ("ENSCO"), an oil field service and offshore drilling company, in 1986. In 1987 he co-founded Columbia Hospital Corporation, and in 1989 participated in a management-led buy out of HCA-Hospital Corporation of America. In 1992, Mr. Rainwater co-founded Mid Ocean Limited, a provider of casualty re-insurance. Mr. Rainwater founded Crescent Real Estate Equities Company in 1994 and has served as the Chairman of the Board of Trust Managers of Crescent Real Estate Equities Company since its inception. In February 1994, he assisted in the merger of Columbia Hospital Corporation and HCAHospital Corporation of America that created Columbia/HCA Healthcare Corporation. Mr. Rainwater serves as a director of Pioneer Natural Resources ("Pioneer"), one of the largest oil and gas companies in the United States. In 1996, Mr. Rainwater led a recapitalization of Mesa, Inc. (Pioneer's predecessor), and a partnership that Mr. Rainwater controls became a major shareholder in July 1996. Mr. Rainwater is a graduate of the University of Texas and the Graduate School of Business at Stanford University.

         JOHN C. GOFF has served as Vice Chairman of the Board of Directors of the Company since June 1997 and has served as President and Chief Executive Officer of the Company since June 1999. Mr. Goff also serves as Vice Chairman of the Board of Trust Managers and Chief Executive Officer of Crescent Real Estate Equities Company. Mr. Goff previously served as Chief Executive Officer of Crescent Real Estate Equities Company from 1994 through 1996. Mr. Goff is the managing director of Goff Moore Strategic Partners, L.P., a private investment partnership that serves as the primary investment vehicle for its principals, including Mr. Rainwater and his family. Mr. Goff joined Mr. Rainwater shortly after he began Rainwater, Inc. as an independent investor in 1986. From 1987 to 1994, Mr. Goff was vice president of Rainwater, Inc., serving as a senior investment advisor and principal. Mr. Goff serves on the boards of Gainsco, Inc., a publicly traded property and casualty insurance company; The Staubach Company, one of the nation's largest tenant representation firms; and Texas Capital Bancshares, Inc., a national bank. Mr. Goff served as chairman of Charter Behavioral Healthcare Systems, L.L.C. ("CBHS") from 1997 to 1998. From 1981 to 1987, Mr. Goff worked for KPMG Peat Marwick, and prior to that Mr. Goff worked for Century Development Corporation, a major office developer and property management company. Mr. Goff is a graduate of the University of Texas and is a Certified Public Accountant.

         JEFFREY L. STEVENS has served as Executive Vice President and Chief Operating Officer of the Company since February 1998. From May 1997 to June 1999, Mr. Stevens served as the Company's Treasurer and Secretary. From May 1997 to February 1998, Mr. Stevens served as Chief Financial Officer of the Company. Until December 1998, Mr. Stevens served in these capacities pursuant to a services agreement between the Company and Petroleum Financial, Inc. ("PFI"), a firm which provides accounting, financial and management services to business enterprises, which employed Mr. Stevens until December 1998. When that services agreement ended, Mr. Stevens was immediately employed by the Company. Mr. Stevens is the founder of PFI, and from 1991 until December 1998 served as PFI's President and Chief Executive Officer. Mr. Stevens became a director of the Company in June 1997. Mr. Stevens is chairman of the governing board of CBHS. For over 10 years, Mr. Stevens was a director of Amerac Energy Corporation, an oil and gas acquisition, production and development company ("Amerac"), and has held various positions with Amerac since 1974. Mr. Stevens' last positions with Amerac were Senior Vice President, Chief Financial Officer and Secretary, offices which he held until January 1997. Mr. Stevens is also a member of the board of directors of Stewart Title of Montgomery County, Inc. and Mitchell Mortgage Company, LLC. Mr. Stevens holds a Bachelor of Business Administration (B.B.A.) from East Texas State University and is a Certified Public Accountant.

         WILLIAM A. ABNEY has served as a director of the Company since March 1999. Mr. Abney is engaged in the private practice of law and is a shareholder and managing partner of Abney & Warwick, a law firm in Marshall, Texas, where he has practiced since 1973. Since 1995, Mr. Abney has served as Chairman of the Red River Boundary Commission of the State of Texas and since 1996 as a member of the Title Standards Joint Editorial Board for Texas Title Examination Standards. Mr. Abney earned both Bachelor of Business Administration (B.B.A.) and Juris Doctor (J.D.) degrees from Southern Methodist University. Mr. Abney became a Certified Public Accountant in 1973.

         ANTHONY M. FRANK has served as a director of the Company since June 1997. Mr. Frank serves as chairman of Belvedere Capital Partners, general partner of the California Community Financial Institutions Fund LP. He served as Postmaster General of the United States from 1988 to 1992. Prior to that time, Mr. Frank served as chairman and chief executive officer of First Nationwide Bank, chairman of the Federal Home Loan Bank of San Francisco, chairman of the California Housing Finance Agency and chairman of the Federal Home Loan Mortgage Corporation Advisory Board. From 1992 until 1993, he served as the founding chairman of Independent Bancorp of Arizona. Mr. Frank serves as a trust manager of Crescent Real Estate Equities Company. Mr. Frank also serves as a director of Charles Schwab & Co., one of the nation's largest discount brokerages; Temple Inland, Inc., a manufacturer of paper and timber products; Bedford Property Investors, Inc., an office and commercial property real estate investment trust investing primarily on the West Coast; General American Investors Company, Inc., a closed-end investment company; Financial Security Assurance, a company providing credit enhancement for municipal bond issuers; and Cotelligent, Inc., a provider of temporary office support services. Mr. Frank received a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from the Amos Tuck School of Business at Dartmouth.

         PAUL E. ROWSEY, III has served as a director of the Company since June 1997. Mr. Rowsey is president of Eiger, Inc., a private real estate investment firm and the manager of Eiger Fund I, L.P., a real estate equity investment fund. Mr. Rowsey was formerly president and a member of the board of directors of Rosewood Property Company, a real estate investment company, a position he held from 1990 until 1998. Mr. Rowsey serves as a trust manager of Crescent Real Estate Equities Company and as a member of the board of directors of ENSCO. Mr. Rowsey began his career in 1980 as an attorney specializing in commercial real estate. Mr. Rowsey holds a Bachelor of Arts degree from Duke University and a Juris Doctor degree from Southern Methodist University School of Law.

         CARL F. THORNE has been a director of the Company since June 1997. Mr. Thorne has been a director of ENSCO since December 1986. He was elected President and Chief Executive Officer of ENSCO in May 1987 and was elected Chairman of the Board of Directors of ENSCO in November 1987. Mr. Thorne holds a Bachelor of Science (B.S.) degree in Petroleum Engineering from the University of Texas and a Juris Doctor (J.D.) degree from Baylor University College of Law.

         RICHARD P. KNIGHT has served as Chief Financial Officer of the Company since February 1998; as Treasurer since June 1999; and as Secretary and Vice President since March 2000. From September 1997 to February 1998, Mr. Knight served as the Company's Controller. Until December 1998, Mr. Knight served in these capacities pursuant to a services agreement between the Company and PFI, which employed Mr. Knight until December 1998. When that service agreement ended, Mr. Knight was immediately employed by the Company. Prior to joining PFI and the Company, Mr. Knight was an audit manager with the accounting firm of Coopers & Lybrand LLP, from July 1995 to September 1997, and was an auditor with Coopers & Lybrand LLP from July 1990 to July 1995. Mr. Knight was a member of the governing board of CBHS from November 1998 to December 1999. Mr. Knight holds a Bachelor of Business Administration (B.B.A.) degree in accounting from the University of Oklahoma and is a Certified Public Accountant.

DIRECTOR ATTENDANCE AND COMPENSATION

         During 1999, the Board of Directors held four meetings: two of the meetings were attended by all the directors; the other meetings were attended by all but one of the directors. Each director attended at least 75% of total Board meetings held during 1999, except for Mr. Frank, who due to a personal injury, was unable to attend two of the four Board meetings. Each director who was a member of one or more committees that held meetings during 1999 attended at least 75% of the meetings of the committee(s) on which he served, except for Mr. Frank, who for reasons discussed above, was unable to attend one of the two Audit Committee meetings. Mr. Rowsey attended that Audit Committee meeting in place of Mr. Frank.

         For 1999, each director who was not also an officer of the Company (an "outside director") received an annual fee of $15,000 and 1,569 shares of restricted stock, valued at the aggregate market price of $10,000 on the date of grant. In addition, beginning in March 1999, each member of the Audit and Compensation Committees received $750 for each meeting attended, with the committee chairman receiving an additional $450 per meeting attended; and each member of the Intercompany Evaluation Committee received $2,500 for each meeting attended (except for Mr. Stevens who is an officer of the Company). In addition, Mr. Rowsey received $1,200 for the Audit Committee meeting that he attended in Mr. Frank's place. Directors who are also officers of the Company receive no annual fee for their service as directors and no fees are paid to members of the Executive Committee for meetings attended. All directors, however, are reimbursed for expenses incurred in attending meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Executive Committee, the Audit Committee, the Compensation Committee and the Intercompany Evaluation Committee are the standing committees of the Board of Directors. The Compensation Committee also functions as the nominating committee. The Audit and the Compensation Committees are composed entirely of outside directors. The Intercompany Evaluation Committee is composed of directors who are not officers or directors of Crescent Real Estate Equities Company or Crescent Real Estate Equities Limited Partnership. The Board of Directors and each of the committees of the Board have access to outside consultants and experts as needed in connection with their deliberations.

         EXECUTIVE COMMITTEE. The Executive Committee, which was formed in October 1997, generally may exercise the powers of the Board of Directors (including any committee thereof). The Executive Committee, which consisted of Gerald W. Haddock and Jeffrey L. Stevens until June 11, 1999, and since June 17, 1999, has consisted of John C. Goff and Jeffrey L. Stevens, held two meetings in 1999.

         AUDIT COMMITTEE. The function of the Audit Committee is to recommend the engagement of independent public accountants to the Board of Directors, review with the Company's independent public accountants the plans and results of audit engagements, approve professional services provided by the independent public accountants, review the independence of the public accountants, consider the range of fees for professional services provided by the independent public accountants and review the adequacy of the Company's internal accounting controls. The Audit Committee, which consisted of Anthony M. Frank (Chairman) and Carl F. Thorne until August 27, 1999, and thereafter has consisted of Anthony M. Frank and William A. Abney, held two meetings in 1999. Paul E. Rowsey substituted for Mr. Frank at the March 15, 1999 Audit Committee meeting.

         COMPENSATION COMMITTEE. The function of the Compensation Committee is to determine compensation for the Company's executive officers, to administer the stock incentive plans and other compensation plans adopted by the Company, and to nominate persons to serve as directors of the Company. From January 1 through February 28, 1999, the Compensation Committee consisted of Carl F. Thorne (Chairman) and Paul E. Rowsey, III. Effective March 1, 1999, Mr. Thorne resigned from the Compensation Committee and was replaced by William A. Abney, who served until August 27, 1999, when he resigned and Mr. Thorne was re-appointed to the Compensation Committee. The Compensation Committee held five meetings in 1999.

         INTERCOMPANY EVALUATION COMMITTEE. The Intercompany Evaluation Committee is responsible for reviewing and approving business and investment opportunities offered or made available to the Company by Crescent Real Estate Equities Company or Crescent Real Estate Equities Limited Partnership to determine whether such transactions are fair to, and in the best interests of, the Company. The Intercompany Evaluation Committee, which consists of Jeffrey L. Stevens, Carl F. Thorne, and William A. Abney (who joined the Intercompany Evaluation Committee in March 1999), held four meetings in 1999.


                               PROPOSAL NUMBER 2:
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         Subject to the approval of the shareholders, the Board of Directors has appointed the firm of Ernst & Young LLP to continue as the Company's independent auditors for the fiscal year ending December 31, 2000. One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement and will be able to respond to appropriate questions. Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting with respect to such proposal. In the event that ratification of this appointment of auditors is not approved by the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting, the appointment of independent auditors will be reconsidered by the Board of Directors.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

         Upon recommendation of the Executive Committee and approval of the Audit Committee, on January 15, 1998, the Board of Directors engaged the services of Ernst & Young LLP to perform the audit of the Company's 1997 financial statements. Ernst & Young LLP's qualifications as auditors for the Company, including, among other things, the firm's reputation for integrity and competence in the fields of accounting and auditing, was considered. The Board of Directors concluded that the appointment of Ernst & Young LLP as auditors of the Company was in the best interests of the Company. Ernst & Young LLP has informed the Company that it has no material direct or indirect interest in the Company. Arthur Andersen LLP served as the Company's independent auditors prior to the appointment of Ernst & Young LLP in January 1998.

         The reports of Arthur Andersen LLP on the financial statements of the Carter-Crowley Asset Group (the Company's predecessor), for the fiscal years ended December 31, 1996 and December 31, 1995, and the initial balance sheet of the Company, as of April 3, 1997, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two fiscal years prior to January 1, 1998, and the interim period from January 1, 1998 through January 15, 1998, there was no disagreement between the Company (including its predecessor) and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. There were no "reportable events" (as defined in Item 304 (a)(l)(v) of Regulation S-K) with respect to the Company within the two fiscal years prior to January 1, 1998, and the interim period from January 1, 1998, through January 15, 1998.

         During the two fiscal years prior to January 1, 1998, and the interim period from January 1, 1998 through January 15, 1998, the Company (including the predecessor) did not consult Ernst & Young LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304 (a)(l)(iv) of Regulation S-K) or a "reportable event."

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

         The following table sets forth, as of the Record Date (unless otherwise indicated), information regarding beneficial ownership of shares of Common Stock by (i) each director of the Company, (ii) each executive officer of the Company,
(iii) each person known by the Company to beneficially own more than 5% of the Common Stock, and (iv) all directors and executive officers of the Company as a group. Unless otherwise noted below, each person or entity named in the table has sole voting power and sole investment power with respect to each of the shares beneficially owned by such person or entity.

                              BENEFICIAL OWNERSHIP

                                                                                               PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                          NUMBER OF SHARES           OUTSTANDING SHARES (15)
------------------------------------                          ----------------           -----------------------
Richard E. Rainwater (1) ....................                  1,255,223(3)                      10.9%
  777 Main Street, Suite 2250
  Fort Worth, Texas 76102

John C. Goff (1) (2) ........................                    351,899(4)                       3.0%
  777 Main Street, Suite 2100
  Fort Worth, Texas 76102

Jeffrey L. Stevens (1) (2) ..................                     36,400(5)                         *
  306 West 7th Street, Suite 1000
  Fort Worth, Texas 76102

Anthony M. Frank (1) ........................                     16,629(6)                         *
  One Maritime Plaza, 8th Floor
  San Francisco, California 94111

Carl F. Thorne (1) ..........................                      8,769(7)                         *
  1445 Ross Avenue, Suite 2700
  Dallas, Texas 75201

Paul E. Rowsey, III (1) .....................                      8,047(8)                         *
  500 Crescent Court, Suite 300
  Dallas, Texas 75201

Richard P. Knight (2) .......................                      7,000(9)                         *
  306 West 7th Street, Suite 1000
  Fort Worth, Texas 76102

William A. Abney (1) ........................                      6,849(10)                        *
  107 West Austin
  Marshall, Texas 75670

Cohen & Steers Capital Management, Inc. .....                  1,026,400(11)                      9.0%
  757 Third Avenue
  New York, New York 10017

                              BENEFICIAL OWNERSHIP

                                                                                               PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                          NUMBER OF SHARES           OUTSTANDING SHARES (15)
------------------------------------                          ----------------           -----------------------
COPI Colorado, L.P. .........................                  1,102,530(12)                      9.7%
  306 W. 7th Street, Suite 1000
  Fort Worth, Texas 76102

Dawson Giammalva Capital Management, Inc. ...                  1,050,130(13)                      9.2%
  354 Pequot Avenue
  Southport, Connecticut 06490

All Directors and Executive Officers ........                  1,690,816(14)                     14.3%
  as a Group (eight persons)

------------------------------

*        Less than 1%.

(1)      Indicates a director of the Company.

(2)      Indicates an executive officer of the Company.

(3) Includes 45,178 shares owned by Ms. Darla D. Moore, who is Mr. Rainwater's spouse. Mr. Rainwater disclaims beneficial ownership with respect to all shares owned by his spouse. In addition, includes 854,146 shares owned indirectly by Mr. Rainwater, including (i) 10,520 shares owned by Rainwater, Inc., a Texas corporation, of which Mr. Rainwater is a director and the sole owner; (ii) 242,583 shares owned by Rainwater Investor Partners, Ltd., a Texas limited partnership, of which Rainwater, Inc. is the sole general partner; (iii) 55,542 shares owned by Rainwater RainAm Investors, L.P., a Texas limited partnership, of which Rainwater, Inc. is the sole general partner; (iv) 326,099 shares owned by Office Towers LLC, a Nevada limited liability company, of which Mr. Rainwater and Rainwater, Inc. own an aggregate 100% interest; and (v) 219,402 shares owned by the Richard E. Rainwater 1995 Charitable Remainder Unitrust No. 1, of which Mr. Rainwater is the sole trustee. Also includes 116,562 shares underlying a stock option which has vested.

(4) Includes 15,256 shares owned by Goff Family, L.P., a Delaware limited partnership, of which Mr. Goff is a general partner. Mr. Goff disclaims beneficial ownership with respect to all shares owned by Goff Family, L.P. in excess of his pecuniary interest in the partnership. Also includes 263,476 shares underlying stock options which have vested. Excludes shares owned by COPI Colorado in which Mr. Goff is a limited partner.

(5) Includes 5,000 restricted shares issued pursuant to the Company's 1997 Amended Stock Incentive Plan (the "Amended Plan"), 2,000 of which have vested (i.e., the restrictions on the shares have lapsed) and the restrictions on the balance of which will lapse in equal quantities annually on October 15 of 2000, 2001 and 2002. Mr. Stevens has sole voting power with respect to such restricted shares. Also includes 31,400 shares underlying stock options issued pursuant to the Amended Plan or the Company's 1997 Management Stock Incentive Plan, as amended (the "Management Stock Incentive Plan"), that have vested or will vest within 60 days of the Record Date.

(6) Includes 1,569 restricted shares issued pursuant to the Management Stock Incentive Plan, which will vest (i.e., the restrictions on the shares will lapse) in equal quantities annually on July 1 of 2000, 2001, 2002, 2003 and 2004. Mr. Frank has sole voting power with respect to such restricted shares. Also includes

         3,360 shares underlying stock options issued pursuant to the Amended Plan or the Management Stock Incentive Plan that have vested or will vest within 60 days of the Record Date.

(7) Includes 5,000 restricted shares issued pursuant to the Amended Plan, 2,000 of which have vested (i.e., the restrictions on the shares have lapsed) and the restrictions on the balance of which will lapse in equal quantities annually on October 15 of 2000, 2001 and 2002. Also includes 1,569 shares issued pursuant to the Management Stock Incentive Plan, which will vest (i.e., the restrictions on the shares will lapse) in equal quantities annually on July 1 of 2000, 2001, 2002, 2003 and 2004. Mr. Thorne has sole voting power with respect to such restricted shares. Also includes 1,400 shares underlying stock options issued pursuant to the Amended Plan that have vested or will vest within 60 days of the Record Date.

(8) Includes 1,569 restricted shares issued pursuant to the Management Stock Incentive Plan, which will vest (i.e., the restrictions on the shares will lapse) in equal quantities annually on July 1 of 2000, 2001, 2002, 2003 and 2004. Mr. Rowsey has sole voting power with respect to such restricted shares. Also includes 6,360 shares underlying stock options issued pursuant to the Amended Plan that have vested or will vest within 60 days after the Record Date.

(9) Includes 6,000 shares underlying stock options issued pursuant to the Amended Plan or the Management Stock Incentive Plan that have vested or will vest within 60 days of the Record Date.

(10) Includes 300 shares owned by Mr. Abney's spouse and 500 shares owned by a trust for Mr. Abney's son, for which Mr. Abney serves as trustee. Mr. Abney disclaims beneficial ownership of all shares owned by his spouse and by the trust for his son. Also includes 1,569 restricted shares issued pursuant to the Management Stock Incentive Plan, which will vest (i.e., the restrictions on the shares will lapse) in equal quantities annually on March 1 of 2000, 2001, 2002, 2003 and 2004. Mr. Abney has sole voting power with respect to such restricted shares. Also includes 280 shares underlying stock options issued pursuant to the Amended Plan that have vested or will vest within 60 days of the Record Date.

(11) Based solely on the Schedule 13G as amended through the amendment dated February 8, 2000, filed by Cohen & Steers Capital Management, Inc. ("Cohen"), it is the Company's understanding that (i) Cohen is a registered investment advisor; and (ii) Cohen has sole dispositive power with respect to all of the reported shares and sole voting power with respect to 791,000 of the reported shares. Cohen has not reported that it has voting power with respect to the remaining 235,400 reported shares.

(12) As stated above, the Company has elected not to vote the shares held by COPI Colorado at the Annual Meeting. The Company, in its capacity as sole general partner of COPI Colorado, has sole voting and sole dispositive power with respect to the shares.

(13) Based solely on the Schedule 13G as amended through that amendment dated February 14, 2000, filed by Dawson Giammalva Capital Management, Inc. ("Dawson"), it is the Company's understanding that (i) Dawson is an investment advisor; and (ii) Dawson has sole voting power and sole dispositive power with respect to all of the reported shares.

(14)     Does not include shares owned by COPI Colorado.

(15) The percentage of Common Stock a person beneficially owns is based on 11,414,963 outstanding shares and assumes that (i) as to any person listed in this table, all stock options exercisable within 60 days of the Record Date are exercised and (ii) as to all other persons, no stock options are exercised.

                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid to the executive officers of the Company during fiscal years 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE


                                                                                                Long-Term
                                                       Annual Compensation                 Compensation Awards
                                             ---------------------------------------- ------------------------------
                                                                                                       Securities
                                                                        Other Annual     Restricted    Underlying
Name and Principal Position          Year       Salary       Bonus      Compensation    Stock Awards     Options
----------------------------------- -------- ------------- ----------- -------------- --------------- --------------
John C. Goff                         1999     $ 55,556(1)         --         --               --       260,000(6)
  President and Chief Executive
  Officer (6/99-present)

Jeffrey L. Stevens                   1999     $166,458      $ 35,000         --               --       150,000(6)
  Executive Vice President and       1998     $150,000(2)   $ 35,000         --               --        51,400(7)(8)
  Chief Operating Officer            1997           --            --         --         $131,250(5)      1,400(9)

Richard P. Knight                    1999     $109,167      $ 25,000         --               --        70,000(6)
  Chief Financial Officer            1998     $ 90,625(3)   $ 20,000         --               --         5,000(6)

Gerald W. Haddock                    1999     $150,000(4)         --         --               --        75,000(10)
  President and Chief                1998     $ 90,000            --         --               --            --
  Executive Officer (1/99-6/99)      1997     $ 50,000            --         --               --       265,247(9)


(1) Mr. Goff was elected President and Chief Executive Officer on June 11, 1999, following Mr. Haddock's resignation (see footnote 4 below). His annualized base salary of $100,000 was earned from June 11, 1999. In August 1999, Mr. Goff was granted 60,000 fully vested options exercisable at $4.75 per share. In December 1999, Mr. Goff was granted 200,000 options, which vest in equal amounts over the next five years, exercisable at $2.50 per share.

(2) Pursuant to a services agreement (the "PFI Services Agreement") between the Company and PFI, which was wholly owned by Jeffrey L. Stevens until December 1, 1998, PFI provided certain services to the Company. On December 1, 1998, Mr. Stevens sold his interest in PFI and the PFI Services Agreement was terminated. At that time, Mr. Stevens became an employee of the Company. Accordingly, the amount indicated as salary is composed of salary paid by the Company to Mr. Stevens, from December 1, 1998 through December 31, 1998, in the amount of $12,500, and fees paid by the Company to PFI, from January 1, 1998 through November 30, 1998, in respect of services performed by Mr. Stevens for such period under the PFI Services Agreement.

(3) Mr. Knight was an employee of PFI until December 1, 1998 and provided services to the Company under the PFI Services Agreement until such time. On December 1, 1998, Mr. Knight became an employee of the Company. Accordingly, the amount indicated as salary is composed of salary paid by the Company to Mr. Knight, from December 1, 1998 through December 31, 1998, in the amount of $8,333, and salary paid to Mr. Knight by PFI, from January 1, 1998 through November 30, 1998, in respect of services performed by Mr. Knight under the PFI Services Agreement.

(4) Mr. Haddock resigned from the Company on June 11, 1999. As part of the terms of his resignation, Mr. Haddock received $50,000 in payment of his salary through June 30, 1999, plus payment of a year's salary in the amount of $100,000. Additionally, the Company agreed that the 21,428 options scheduled to vest on July 1, 1999, and the 21,428 options scheduled to vest on July 16, 2000, under Mr. Haddock's Option

         Agreement dated May 13, 1997 (which options were granted under the Amended Plan in connection with the formation of the Company), would be permitted to vest; the remaining 64,285 options were forfeited on the date of resignation, in accordance with the terms of the Amended Plan.

(5) An aggregate of 5,000 restricted shares were granted under the Amended Plan in connection with Mr. Stevens' agreement to serve on the Company's Intercompany Evaluation Committee. The value of such shares on the last trading day of 1999 (as measured by the Nasdaq National Market closing bid price of $2.75 on December 31, 1999) was $13,750. Such shares vest (i.e., the restrictions on the shares lapse) in equal amounts over the five-year period commencing on October 15, 1997, the date of grant.

(6) Options to purchase shares were granted under the Management Stock Incentive Plan.

(7)      Options to purchase shares were granted under the Amended Plan.

(8) Options to purchase 1,400 shares were granted to Mr. Stevens under the Amended Plan in connection with his agreement to serve as director of the Company.

(9) Options to purchase such shares were granted under the Amended Plan in connection with the formation of the Company.

(10) On February 24, 1999, Mr. Haddock was granted 75,000 options exercisable at $3.53 per share. As of June 11, 1999, the date of his resignation, none of these options had vested; however, as part of the terms of his resignation, the Company agreed that the 15,000 options scheduled to vest on the first anniversary of the date of grant would be permitted to vest (and did vest) on February 24, 2000. The remaining 60,000 options were forfeited on the date of resignation, in accordance with the terms of the Management Stock Incentive Plan.

STOCK OPTION GRANTS

         The following table sets forth information concerning all stock options granted to the executive officers of the Company for fiscal year 1999.

               OPTION GRANTS FOR THE YEAR ENDED DECEMBER 31, 1999


                            Securities       Percent of Total
                            Underlying        Options Granted                                          Grant Date
                              Options         to Employees In      Exercise or        Expiration         Present
          Name                Granted           Fiscal Year         Base Price           Date           Value (5)
------------------------- ----------------  -------------------- ----------------- ----------------- ----------------
John C. Goff                   60,000(1)            9.77%          $    4.75          08/26/09         $  172,800
                              200,000(2)           32.57%          $    2.50          12/15/09         $  364,000
Jeffrey L. Stevens             50,000(3)            8.14%          $    3.53          02/23/09         $  130,500
                              100,000(2)           16.29%          $    2.50          12/15/09         $  182,000
Richard P. Knight              20,000(3)            3.26%          $    3.53          02/23/09         $   52,200
                               50,000(2)            8.14%          $    2.50          12/15/09         $   91,000
Gerald W. Haddock              75,000(4)           12.21%          $    3.53          02/23/09         $  195,750

(1)      Amount vested immediately at August 27, 1999, the date of grant.

(2) Amounts vest in one-fifth installments on December 16, 2000, 2001, 2002, 2003 and 2004.

(3) Amounts vest in equal one-fifth installments on February 24, 2000, 2001, 2002, 2003 and 2004.

(4) On February 24, 1999, Mr. Haddock was granted 75,000 options exercisable at $3.53 per share. As of June 11, 1999, the date of his resignation, none of these options had vested; however, as part of the terms of his resignation, the Company agreed that the 15,000 options scheduled to vest on the first anniversary of the date of grant would be permitted to vest (and did vest) on February 24, 2000. The remaining 60,000 options were forfeited on the date of resignation, in accordance with the terms of the Management Stock Incentive Plan.

(5) The amounts shown are based on the Black-Scholes options pricing model which uses certain assumptions to estimate the value of employee stock options. The material assumptions used in calculating the grant date present value were: (i) risk-free interest rates ranging from 5.11% to 6.19%, (ii) expected volatility ranging from 89.3% to 95.0%, (iii) no expected dividends, (iv) expected lives ranging from 3 to 5 years and
         (v) no discounts for non-transferability or risk of forfeiture. This is a theoretical value for stock options. The actual value for options will depend on the market value of the Common Stock when options are exercised.

OPTION EXERCISES

         The following table sets forth information concerning the exercise of stock options by the Company's executive officers during fiscal year 1999, and the number and value of unexercised stock options held by the Company's executive officers at December 31, 1999.

 AGGREGATED OPTION EXERCISES DURING 1999 AND OPTION VALUES AT DECEMBER 31, 1999


                                                            Number Of Securities            Value Of Unexercised
                                                       Underlying Unexercised Options       In-The-Money Options
                                                             At Fiscal Year-End            At Fiscal Year-End(1)
                                                       -------------------------------  -----------------------------
                            Shares
                          Acquired On       Value
         Name              Exercise        Realized     Exercisable    Unexercisable    Exercisable   Unexercisable
------------------------ --------------  ------------- --------------- ---------------  ------------- ---------------
John C. Goff                  --              --          263,476        285,714          $358,118      $200,857

Jeffrey L. Stevens            --              --           10,840        191,960          $    986      $ 26,478

Richard P. Knight             --              --            1,000         74,000                --      $ 12,500

Gerald W. Haddock             --              --          179,533         36,429          $315,978      $ 37,715


(1) Market value of securities underlying in-the-money options is based on the closing price of the Common Stock on December 31, 1999 (the last trading day of the fiscal year) on the Nasdaq National Market of $2.75, minus the options' exercise prices.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and related rules of the Securities and Exchange Commission (the "SEC") require the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the SEC and the Nasdaq Stock Market initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Related rules of the SEC also require such persons to furnish the

Company with copies of all reports filed pursuant to Section 16(a). Based solely on the Company's review of the copies of the reports received or written representations from certain reporting persons, the Company believes that all
Section 16(a) filing requirements applicable to its directors, officers and shareholders owning more than 10% of the Common Stock were complied with during the fiscal year ended December 31, 1999, except that (i) Mr. Haddock failed to file on a timely basis two Statements of Changes in Beneficial Ownership on Form 4 (each, a "Form 4") reporting a total of five purchases of shares of the Company's Common Stock by COPI Colorado, and (ii) Mr. Goff failed to file on a timely basis two Forms 4 reporting a total of five purchases of the Company's Common Stock by COPI Colorado.

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and performance graph shall not be deemed to be incorporated by reference into any such filing.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The Compensation Committee during 1999 was composed of, until March 1, Messrs. Thorne and Rowsey; from March 1 until August 27, Messrs. Rowsey and Abney; and from August 27, Messrs. Rowsey and Thorne. For 1999, all decisions regarding officer compensation were made by the Compensation Committee.

         COMPENSATION PHILOSOPHY AND OBJECTIVES. As set forth in the charter of the Compensation Committee approved by the Board of Directors in November 1998, the Compensation Committee exercises the Board's authority to determine compensation of the Company's executive officers and to make recommendations to subsidiaries regarding compensation of their officers. Also, the Compensation Committee administers the Company's stock incentive plans. The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include enhancing shareholder value, maximizing financial performance, preserving a strong financial posture, increasing the Company's assets and positioning its assets and business in geographic markets offering long-term growth opportunities. The accomplishment of these objectives is measured against the conditions characterizing the industries within which the Company operates. In implementing the Company's compensation program, it generally is the policy of the Board of Directors and the Compensation Committee to seek to qualify executive compensation for deductibility by the Company for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, to the extent that such policy is consistent with the Company's overall objectives and executive compensation policy.

         EXECUTIVE OFFICER COMPENSATION. In addition to their regular salaries, the executive officers of the Company may be compensated in the form of cash bonus awards, restricted stock grants and stock option grants under the Company's incentive plans.

         Performance of the Company was a key consideration for the Compensation Committee in determining executive compensation for 1999. The Compensation Committee recognized that share price is but one measure of performance, and that other factors, including business conditions in the applicable industries and the Company's success in achieving short-term and long-term goals and objectives, must be evaluated in arriving at a meaningful analysis of performance. Accordingly, the Compensation Committee also gave consideration to the Company's achievement of specified objectives when reviewing 1999 executive officer compensation.

         LONG-TERM INCENTIVES. An additional objective of the Company is to reward executive officers with equity compensation in addition to cash compensation in keeping with the Company's overall compensation philosophy of placing equity in the hands of its executive officers and employees in an effort to align the interests of the Company's shareholders with those of the Company's employees and executive officers. The Compensation Committee expects that the number of options granted in the future will be based upon the Compensation Committee's evaluation of performance criteria mentioned above, along with its subjective evaluation of each executive's ability to influence the Company's long-term growth and profitability. All stock options will be issued at the current market price of the Common Stock on the date of grant. Because the value of the stock options should, over time, bear a direct relationship to the Company's stock price, the Company believes the award of stock options represents an effective incentive to create value for the shareholders.

         CHIEF EXECUTIVE OFFICER COMPENSATION. In February 1999, the Compensation Committee evaluated Mr. Haddock's contributions to the Company through a consideration of the general factors discussed above, the types and amounts of compensation paid to chief executive officers at companies that the Compensation Committee considers comparable to the Company and Mr. Haddock's contributions in formulating the Company's growth and investment strategies and assessing the strategies formulated by other executive officers. In evaluating and determining the compensation awarded to Mr. Haddock in 1999, the Compensation Committee focused particularly on the portion of Mr. Haddock's time devoted to matters of Company business relative to the portion of his time devoted to matters of Crescent Real Estate Equities Company.

         On June 11, 1999, Mr. Haddock resigned his positions as President, Chief Executive Officer and member of the Board of Directors to pursue other interests. The Board of Directors approved compensation to Mr. Haddock at the time of his resignation as described in the Summary Compensation Table above. Effective on June 11, 1999, Mr. Goff assumed the duties of President and Chief Executive Officer. In evaluating and determining the compensation awarded to Mr. Goff in 1999, the Compensation Committee focused particularly on the portion of Mr. Goff's time devoted to matters of Company business relative to the portion of his time devoted to matters of Crescent Real Estate Equities Company.


                                            COMPENSATION COMMITTEE


                                            Carl F. Thorne
                                            Paul E. Rowsey, III

                                PERFORMANCE GRAPH

         The following graph and table provide a comparison of the cumulative total return on the Common Stock for the period beginning June 13, 1997, the date on which trading of the Common Stock commenced, through December 31, 1999, with returns on the Nasdaq U.S. Index and the Nasdaq Non-Financial Stocks Index. The graph and table assume that the value of the investment in the Common Stock of the Company and each of the aforementioned indices on June 13, 1997, was $100 and that all dividends were reinvested.


                                     [GRAPH]


==============================================================================================
                                 6/13/97  6/30/97 12/31/97 6/30/98  12/31/98 6/30/99  12/31/99
----------------------------------------------------------------------------------------------
Crescent Operating
Common Stock                     $  100   $1,212   $2,475   $1,717   $  480   $  688   $  278

Nasdaq U.S. Index                $  100   $  102   $  111   $  134   $  157   $  192   $  283

Nasdaq Non-Financial
Stocks Index                     $  100   $  101   $  107   $  133   $  157   $  195   $  303
==============================================================================================

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         From January 1 through February 28, 1999, and from and after August 27, 1999, the Compensation Committee was composed of Carl F. Thorne and Paul E. Rowsey, III; Mr. Rowsey and William A. Abney composed the Committee from March 1 through August 26, 1999. For 1999, decisions regarding executive compensation were made by the Compensation Committee. There were no Compensation Committee interlocks during 1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH CRESCENT EQUITIES AND CERTAIN OFFICERS OF CRESCENT EQUITIES AND THE COMPANY

         The Company has entered into transactions and arrangements with Crescent Real Estate Equities Company and Crescent Real Estate Equities Limited Partnership ("Crescent Partnership," and together with Crescent Real Estate Equities Company and the direct and indirect subsidiaries of either, "Crescent Equities") and certain officers and directors of Crescent Real Estate Equities Company and Crescent Partnership, which are described in the following paragraphs. Mr. Rainwater is the Chairman of the Board of Directors of the Company and the Board of Trust Managers of Crescent Real Estate Equities Company. Mr. Goff is the Vice Chairman of the Boards and Chief Executive Officer of both the Company and Crescent Equities. Prior to June 11, 1999, Mr. Haddock served as President and Chief Executive Officer and a director of the Company and Crescent Real Estate Equities Company. During that period, he also served as the sole director and President and Chief Executive Officer of the sole general partner of Crescent Partnership. For a description of the beneficial ownership of equity securities of the Company by Messrs. Rainwater and Goff as of the Record Date, see "Voting Securities and Principal Shareholders," above. As of the Record Date, Messrs. Rainwater and Goff beneficially owned in the aggregate approximately 12.7% of the outstanding equity securities of Crescent Equities.

         INTERCOMPANY AGREEMENT WITH CRESCENT PARTNERSHIP. The Company was formed to be the lessee and operator of certain assets owned or to be acquired by Crescent Equities and perform an agreement (the "Intercompany Agreement") between the Company and Crescent Partnership. The Intercompany Agreement provides, subject to certain terms, that Crescent Partnership will provide the Company with a right of first refusal to become the lessee of any real property acquired by Crescent Partnership if Crescent Partnership determines that, consistent with the status of Crescent Real Estate Equities Company as a real estate investment trust ("REIT"), it is required to enter into a "master lease" arrangement. In general, a master lease arrangement is an arrangement pursuant to which an entire property or project (or group of related properties or projects) is leased to a single lessee. In addition to lessee transactions, the Company and Crescent Partnership have also entered into "controlled subsidiary transactions" under the Intercompany Agreement. Controlled subsidiary transactions are those in which the Company invests alongside Crescent Partnership in acquisitions where the Company owns all of the voting stock and Crescent Partnership owns all of the non-voting stock of a corporate acquisition vehicle which in turn acquires a target business which cannot be operated by Crescent Partnership because of Crescent Real Estate Equities Company's status as a REIT. In addition, under the Intercompany Agreement, the Company has agreed not to acquire or make investments in real estate or any other investments that may be structured in a manner that qualifies under the federal income tax requirements applicable to REITs, unless Crescent Partnership has been given notice of the opportunities and has decided not to pursue them.

         The Company anticipates that the REIT Modernization Act will have a significant effect on the Intercompany Agreement in 2001. On December 17, 1999, President Clinton signed into law the REIT Modernization Act which will become effective after December 31, 2000, and contains a provision that would permit REITS, such as Crescent Equities, to own and operate certain types of investments that are currently owned and operated by Crescent Operating. The REIT Modernization Act is expected to reduce the number of business opportunities that Crescent Equities would otherwise offer to the Company pursuant to the Intercompany Agreement. Crescent Equities has expressed an interest in certain of the investments currently owned or operated by the Company that the REIT Modernization Act would allow Crescent Equities to own or operate. Crescent Operating is exploring alternatives with Crescent Equities regarding a potential future transaction with respect to certain of the Company's assets.

         LEASES WITH CRESCENT EQUITIES AND RELATED MANAGEMENT AGREEMENTS. The Company or its subsidiaries leased seven hotels and two destination health and fitness resorts from Crescent Equities during 1999. The properties are subject to long-term leases that expire between December 2004 and June 2009 and generally provide for (i) base rent, with periodic rent increases, (ii) percentage rent based on a percentage of gross hotel revenues less food and beverage revenues above a specified amount and (iii) a percentage of gross food and beverage revenues above a specified amount. Under the leases, the Company's subsidiaries have assumed the rights and obligations of the property owner under the respective management agreements with the hotel operators (including the property management agreements with two of the hotels and one golf course associated with a hotel), as well as the obligation to pay all property taxes and charges against the properties and, with one exception, Crescent Equities is obligated to fund all capital expenditures related to furniture, fixtures and equipment reserves required under the respective management agreements. The Company has executed a master guaranty and other guaranties pursuant to which it unconditionally guarantees payment and performance of the leases solely from its hotel and resort-related assets and income streams.

         Total rent expense related to the hotel and destination health and fitness resort properties leased from Crescent Equities totaled approximately $54.0 million for the year ended December 31, 1999. Effective January 1, 1999, the Company began providing to Crescent Equities limited asset management services related to one additional hotel for $50,000 per year under an Asset Management Agreement which was terminated by mutual agreement of the parties in the first quarter of 2000.

         In consideration of services by The Varma Group under asset management agreements with the Company (the "Varma Asset Management Agreements"), The Varma Group, whose principals are Sanjay Varma, and his wife, Johanna Varma (who from September 1998 until February 2000 was President of the Company's hospitality division) received an annual base asset management fee of approximately $660,000, plus annual cost of living adjustments for its asset management services related to four of the leased hotels (the "Covered Properties"). In addition, The Varma Group was reimbursed for the costs it incurred in providing asset management services to other hotel or resort properties leased by the Company or its subsidiaries. Travel expenses related to the Covered Properties in excess of $83,600 per year were reimbursed to The Varma Group, as were all travel expenses related to properties other than the Covered Properties. In 1999, The Varma Group received approximately $684,700 in asset management fees from the Company. Through January 2000, two properties in addition to the Covered Properties and one golf course were managed by the Company with asset management oversight provided by The Varma Group.

         The Varma Asset Management Agreements were terminated effective February 1, 2000 by mutual agreement of the parties. At the same time, Crescent Operating and its hospitality subsidiaries entered into a Master Asset Management and Administrative Services Agreement with Sonoma Management Company ("SMC") to manage the Company's hotel and resort properties (excluding six properties). Also at the same time, the Company's hospitality subsidiaries accepted assignment from Crescent Equities, the owner of three of these excluded properties, of the property management agreements with SMC. The principals of SMC are Sanjay and Johanna Varma, who own 70% of SMC and Crescent Equities is an equity owner of 30% of SMC. Payment of obligations under the Master Asset Management and Administrative Services Agreement are guaranteed by the Company. For each property for which it provides asset management services, SMC will receive a base fee equal to 0.85% of gross revenues of the property managed plus an incentive fee of 50% of actual net income in excess of budgeted net income. For each property for which it provides property management services, SMC will receive a base fee equal to 2.0% of gross revenues of the property plus and incentive fee of 20% of net operating income in excess of 12% annual return on investment to owner.

         FINANCING ARRANGEMENTS WITH CRESCENT EQUITIES. The Company and certain of its subsidiaries have various debt instruments payable to Crescent Equities, which, in the aggregate, had outstanding balances in the amount of $216.7 million as of December 31, 1999. A portion of such debt instruments is payable by the Company or subsidiaries of the Company which are 100% owned ("Wholly Owned CEI Debt") and the remainder is payable by subsidiaries of the Company which are not 100% owned ("Non-Wholly Owned CEI Debt").

         As of December 31, 1999, Wholly Owned CEI Debt instruments in the amount of $62.1 million consisted of the following: (i) a note payable in the amount of $13.8 million, due May 2002, at an interest rate of 12% per annum, collateralized by a first lien on assets which the Company now owns or may acquire in the future; (ii) a line of credit in the amount of $17.2 million (all of which was outstanding), due the later of May 2002 or five years after the last draw, at an interest rate of 12% per annum, collateralized by a first lien on assets which the Company now owns or may acquire in the future; (iii) a note payable in the amount of $9.0 million, due May 2002, at an interest rate of 12% per annum, collateralized by a first lien on assets which the Company now owns or may acquire in the future; (iv) a note payable in the amount of $1.5 million, due August 2003, at an interest rate of 10.75% per annum, collateralized by a deed of trust in certain real and personal property; (v) a note payable (the "HCAC Note") in the amount of $0.5 million, due September 2002, at an interest rate of 8.5% per annum, collateralized by the Company's interest in the Houston Center Athletic Club Venture; (vi) a note payable in the amount of $0.4 million, due August 2003, at an interest rate of 10.75% per annum, collateralized by a deed of trust in certain real and personal property; (vii) a note payable in the amount of $0.2 million, due November 2006, at an interest rate of 7.5% per annum; and (viii) a note payable in the amount of $19.5 million (the "AmeriCold Note"), due May 2002, at an interest rate of 9% per annum, cross-collateralized and cross-defaulted with the Company's other borrowings with Crescent Equities. In January 2000, the HCAC Note was repaid in full upon the sale by the Houston Center Athletic Club of its assets. The Company had interest expense related to Wholly Owned CEI Debt totaling $7.1 million during 1999.

         As of December 31, 1999, Non-Wholly Owned CEI Debt instruments in the amount of $154.7 million consisted of the following: (i) a note payable by Desert Mountain Development Limited Partnership ("Desert Mountain Properties") in the amount of $60.0 million, due December 2010, at an interest rate of 14% per annum, collateralized by land, improvements and equipment at Desert Mountain Properties; (ii) a note payable by Desert Mountain Properties in the amount of $6.1 million, due December 2005, at an interest rate of 10% per annum, collateralized by land, improvements and equipment at Desert Mountain Properties; (iii) a line of credit (the "CDMC Credit Agreement") in the amount of $56.2 million ($49.4 million of which was outstanding), due August 2004, at an interest rate of 11.5% per annum, collateralized by the interests of Crescent Development Management Corp. ("CDMC") in certain property, partnerships and a limited liability company; (iv) a line of credit payable by CDMC in the amount of $22.9 million ($16.4 million of which was outstanding), due January 2003, at an interest rate of 12% per annum, collateralized by CDMC's interests in certain property, partnerships and a limited liability company (which by mutual agreement of borrower and lender was effectively converted into a term loan of $16.4 million); (v) a note payable by CDMC in the amount of $2.6 million, due June 2005, at an interest rate of 12% per annum, collateralized by CDMC's interests in certain property, partnerships and a limited liability company;
(vi) a line of credit (the "CRL Credit Facility") in the amount of $7.0 million ($5.7 million of which was outstanding), due August 2003, at an interest rate of 12% per annum, collateralized by a first lien on assets which the Company now owns or may acquire in the future; and (vii) a line of credit in the amount of $40.0 million ($14.5 million of which was outstanding), due December 2006, at an interest rate of 11.5% per annum, collateralized by CDMC's interests in certain property, partnerships and a limited liability company. During the first quarter 2000, Crescent Partnership made a term loan of approximately $5.6 million to East West Resorts, LLC in which CDMC owns a majority interest. The Company's economic investment in the entities which have Non-Wholly Owned CEI Debt is 5% or less.

         In February 2000, the Company modified certain debt agreements with Crescent Equities to defer until 2001 payments on certain of the Company's debt obligations to Crescent Equities otherwise scheduled to be made in 2000.

         CANYON RANCH. Effective July 27, 1998, to enable the Company to invest in the future use of the "Canyon Ranch" name, the Company obtained a 5% economic interest, representing all of the voting stock, of CRL

Investments, Inc. ("CRL"). The remaining 95% interest in CRL is held by Crescent Equities. Immediately after the formation of CRL, CRL exercised its purchase option (acquired from Crescent Equities) to obtain a 10% economic interest in CR License. LLC ("CR License"), which owns the right to use the "Canyon Ranch" name. Contemporaneously, CRL acquired a 50% interest in CR Las Vegas, LLC, an entity that built a Canyon Ranch day spa in the Venetian Hotel in Las Vegas. On July 23, 1999, CRL exercised its option to purchase an additional 10% economic interest in CR License by paying $2.0 million, bringing CRL's total economic interest in CR License to 20%. CRL has the opportunity prior to August 2000 to pay an additional $3.0 million to obtain an additional 10% interest in CR License. Through CRL and CR License, the Company has an effective 3.0% economic interest in the Canyon Ranch day spa project. In order to exercise options with respect to CR License and to fund its obligations to CR Las Vegas and other entities, CRL obtained the CRL Credit Facility from Crescent Equities.

         TEMPERATURE CONTROLLED LOGISTICS PROPERTIES. Effective March 12, 1999, the Company, Crescent Equities, Vornado Realty Trust and affiliated entities that owned the business operations of approximately 101 temperature controlled logistics properties (the "Temperature Controlled Logistics Properties") restructured their investment in the Temperature Controlled Logistics Properties (the "Restructuring"). In the Restructuring, the affiliated entities that owned any portion of the business operations of the Temperature Controlled Logistics Properties sold their ownership of the business operations to a newly formed partnership (the "Temperature Controlled Logistics Operating Partnership"), of which a subsidiary of the Company owns 40% and Vornado Operating L.P. owns 60%, in consideration of the payment of $38.7 million by the Temperature Controlled Logistics Operating Partnership and the assumption of $10.0 million of liabilities. The Temperature Controlled Logistics Operating Partnership, as lessee, entered into triple-net master leases with respect to the Temperature Controlled Logistics Properties. Each of the Temperature Controlled Logistics Properties is subject to one or more of the leases, each of which has an initial term of 15 years, subject to two, five-year renewal options. The leases provide for an aggregate base rental rate of approximately $130.0 million per annum through 2003, $132.0 million per annum from 2004 through 2008 and $133.0 million per annum from 2009 through 2014, plus percentage rent based on the gross revenues received from customers at the Temperature Controlled Logistics Properties above a specified amount.

         In addition, in connection with the Restructuring, and also effective March 12, 1999, the Company sold to Crescent Equities an additional 4% nonvoting interest in the two subsidiaries of Crescent Equities that have an indirect interest in the Temperature Controlled Logistics Properties for an aggregate purchase price of $13.2 million. As a result, the economic interest of the Company in the two subsidiaries decreased from 5% to 1%, which decreased the Company's indirect ownership interest in the Temperature Controlled Logistics Properties from 2% to 0.4%, and the economic interest of Crescent Equities in each of the two subsidiaries increased from 95% to 99%, which increased Crescent Equities' indirect ownership interest in the Temperature Controlled Logistics Properties from 38% to 39.6%. The Company also was granted an option to require Crescent Equities to purchase the Company's remaining 1% interest in both or either of the two subsidiaries for an aggregate price of approximately $3.4 million, at any time within the next two years, subject to the condition that such purchase would not, in the opinion of counsel to Crescent Equities, adversely affect the status of Crescent Real Estate Equities Company as a REIT.

         The Company agreed, in connection with the Restructuring, to make a permanent reduction in its $30.4 million 12% line of credit with Crescent Partnership commensurate with the proceeds from the sale of the 4% interest in the Temperature Controlled Logistics Operating Partnership. Effective March 12, 1999, the Company received $13.2 million of proceeds and correspondingly permanently reduced the availability under the line of credit from $30.4 million to $17.2 million. Also effective March 12, 1999, the Company obtained from Crescent Partnership the AmeriCold Note. The AmeriCold Note has terms similar to the other lines of credit with Crescent Partnership, with the exception of the lower interest rate, and is cross-collateralized and cross-defaulted with the Company's other borrowings from Crescent Partnership. Upon inception of the AmeriCold Note, the Company immediately borrowed the full $19.5 million with which it contributed approximately $15.5 million to the creation of the Temperature Controlled Logistics Operating Partnership, and used the remaining $4.0 million of proceeds to reduce the amount outstanding under the $30.4 million 12% line of credit with Crescent Partnership.

INTERESTS INVOLVING MAGELLAN, CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC AND CRESCENT EQUITIES

         The last paragraph of this discussion contains information about the bankruptcy of Charter Behavioral Health Systems, LLC ("CBHS").

         The Company has interests involving Magellan Health Services, Inc. ("Magellan") and Crescent Equities described in the following paragraphs. Messrs. Rainwater and Goff own shares of Magellan common stock. Mr. Rainwater, either directly or indirectly, owns 2,457,278 shares of Magellan common stock, which represents approximately 7.7% of the outstanding common stock of Magellan. Mr. Goff owns, directly or indirectly, approximately 57,084 shares of Magellan common stock, representing approximately 0.2% of the outstanding common stock of Magellan. Darla D. Moore is married to Mr. Rainwater and is a director of Magellan. As part of the arrangements pursuant to which Mr. Rainwater acquired securities of Magellan, an affiliate of Mr. Rainwater has the right to designate a nominee acceptable to Magellan for election as a director of Magellan for so long as Mr. Rainwater and his affiliates continue to own beneficially a specified minimum number of shares of Magellan common stock. Mr. Rainwater's affiliate proposed Ms. Moore as its nominee for director, and Ms. Moore was first elected to the Magellan Board of Directors on February 22, 1996.

         In June 1997, the Company purchased from Magellan a 50% member interest in CBHS and warrants to acquire up to 1,283,311 shares of Magellan common stock. The warrants are exercisable in increments through May 2009 at an exercise price of $30 per share. At the same time, CBHS and its subsidiaries entered into a triple-net operating lease agreement (the "Facilities Lease") with Crescent Equities, under which most of the CBHS facilities (the "Facilities") are leased by Crescent Equities to CBHS and its subsidiaries. The initial term of the Facilities Lease is 12 years, with four renewal terms of five years each. CBHS may renew the Facilities Lease at its option upon notice at least one year prior to the end of the initial term or any renewal term.

         Magellan (through a wholly owned subsidiary) granted a franchise for each Facility to CBHS pursuant to a franchise agreement (the "Master Franchise Agreement"), and CBHS entered into and caused each subsidiary/lessee of a Facility to enter into a franchise agreement (the "Subsidiary Franchise Agreements" and, together with the Master Franchise Agreement, the "Franchise Agreements") for such Facility. Under the Franchise Agreements, CBHS and its subsidiaries were granted the right to use the "CHARTER" System in connection with the management and administration of behavioral healthcare facilities.

         On September 9, 1999, the Company, Crescent Partnership, Magellan, and CBHS completed a recapitalization of CBHS and restructuring of the relationships among the parties. In connection with the restructuring, Magellan transferred its remaining hospital-based assets (including Charter Advantage, Charter Franchise Services, LLC, the call center assets, the Charter name and related intellectual property and certain other assets) to CBHS, and released CBHS from all accrued and future franchise fees. As a result, Magellan is no longer obligated to provide franchise services to CBHS. For the year ended December 31, 1999, CBHS paid no franchise fees to Magellan.

         At that time, Magellan also transferred 80% of its CBHS common interest and all of its CBHS preferred interest to CBHS, leaving Magellan with a 10% common membership interest, the Company with a 25% common membership interest and 100% of the preferred membership interest in CBHS, and a limited partnership controlled by individual officers of the Company and in which the Company owns 100% of the economic interests, with a 65% common interest in CBHS. In connection with the restructuring, Magellan, CBHS, Crescent Partnership and the Company also provided each other with mutual releases of all claims and disputes against each other, with certain specified exceptions, and Crescent Partnership deferred the August 1999 rent due from CBHS to the last four months of 1999. Additionally, in connection with the settlement and mutual release of the related claims between Magellan and Crescent Operating, $2.5 million that the Company had deposited into escrow in respect of such claims was released to the Company. Magellan and CBHS also have modified and extended their existing arrangement which designates CBHS as a preferred provider of inpatient acute behavioral health services. The Company did not record gains or losses with respect to these transactions with CBHS.

         Effective November 10, 1999, Crescent Partnership agreed to defer the November 1999 and December 1999 minimum rent due from CBHS to December 16, 1999. In addition, CBHS authorized Crescent Partnership to market and sell certain of the health care facilities currently leased by CBHS under the master lease with Crescent Partnership. Upon the closing of each sale of the subject facilities, Crescent Partnership will reduce the amount of monthly minimum rent due under the master lease by a specified percentage of the net proceeds of any such sale. Total rent expense incurred by CBHS in connection with the Facilities Lease was approximately $56.3 million for its fiscal year ended September 30, 1999.

         Despite the downsizing of its operations, CBHS' operating results and cash flow were not improved sufficiently to support its current and long-term obligations. On February 16, 2000, CBHS petitioned for relief under Chapter 11 of the United States Bankruptcy Code. Under the protection of the bankruptcy court, CBHS intends to sell and liquidate, in a controlled fashion, all of its ongoing business. In conjunction with the filing by CBHS of the bankruptcy petition, COPI Healthcare, Inc. ("COPI Healthcare"), a wholly owned subsidiary of Crescent Operating, entered into an agreement with CBHS for the acquisition by COPI Healthcare of CBHS' core business ("Asset Purchase Agreement"), which consists of the assets used in the operation of 37 behavioral healthcare facilities for $24.5 million. The closing of the transactions contemplated by the Asset Purchase Agreement was subject to bankruptcy court approval and other conditions. The Asset Purchase Agreement terminated by its own terms on April 16, 2000 because not all of the conditions precedent to closing had been met by that date.

OTHER

         RESIGNATION OF GERALD W. HADDOCK. On June 11, 1999, Gerald W. Haddock resigned from the offices of President and Chief Executive Officer, and from the Board of Directors, of the Company to pursue other interests. In connection with his resignation, the Company's Board of Directors agreed, among other things,
(i) to pay Mr. Haddock his base salary through June 30, 1999; (ii) to pay him in a lump sum the amount of one year's salary of $100,000; (iii) to cause his 16.6% limited partner interest in COPI Colorado, L.P. to be redeemed (in January 2000, COPI Colorado paid Mr. Haddock approximately $2.6 million for his interest, based upon an independent appraisal of the value of COPI Colorado; Mr. Haddock has reserved the right to challenge the valuation performed by that independent appraiser); and (iv) to allow an aggregate of 57,856 stock options unvested as of that date to vest over the following 13 months in accordance with their original vesting schedule (an aggregate of 128,285 other stock options unvested as of that date were forfeited in accordance with the terms of the Company's stock plans).

         Management believes that the foregoing transactions were on terms no less favorable than those that could have been obtained in comparable transactions with unaffiliated parties.

                     SHAREHOLDER PROPOSALS AT THE COMPANY'S
                ANNUAL MEETING OF SHAREHOLDERS TO BE HELD IN 2001

         Under the rules of the Commission, stockholders who intend to submit proposals for consideration at the Company's annual meeting of stockholders to be held for the year 2001 must submit such proposals to the Company no later than January 3, 2001, in order to be considered for inclusion in the proxy statement and form of proxy to be distributed by the Board of Directors in connection with that meeting. Stockholder proposals should be submitted to Richard P. Knight, Secretary, Crescent Operating, Inc., 306 West 7th Street, Suite 1000, Fort Worth, Texas 76102.

         Under the Company's Amended and Restated Bylaws (the "Bylaws"), a stockholder must follow certain procedures to nominate persons for election as directors or to propose other business to be considered at an annual meeting of stockholders. These procedures provide that stockholders desiring to make nominations for directors and/or to bring a proper subject before a meeting must do so by notice timely received by the Secretary of the Company. The Secretary of the Company generally must receive notice of any such proposal no earlier than March 14, 2001, and no later than April 3, 2001, in the case of proposals for the annual meeting of stockholders to be held in the year 2001 (other than proposals intended to be included in the proxy statement and form of proxy, which, as noted above, must be received by January 3, 2001). Generally, such stockholder notice must set forth (a) as to each nominee for director, all information relating to such nominee that is required to be disclosed in solicitations or proxies for election of directors under the proxy rules of the Commission; (b) as to any other business, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder; and (c) as to the stockholder, (i) the name and address of such stockholder, (ii) the number of shares of common stock which are owned beneficially and of record by such stockholder, and (iii) the date(s) upon which the stockholder acquired ownership of such shares. The chairman of the annual meeting shall have the power to declare that any proposal not meeting these and any other applicable requirements imposed by the Bylaws shall be disregarded. A copy of the Bylaws may be obtained without charge on written request to Richard P. Knight, Secretary, Crescent Operating, Inc., 306 West 7th Street, Suite 1000, Fort Worth, Texas 76102.

         In addition, the form of proxy solicited by the Board of Directors in connection with Crescent Operating's annual meeting of stockholders to be held in the year 2001 will confer discretionary authority to the named proxies to vote on any proposal, unless with respect to a particular proposal the Secretary of Crescent Operating receives notice of such matter no earlier than March 14, 2001, and no later than April 3, 2001 and such notice complies with the other requirements described in the preceding paragraph.

                                     PROXY

                            CRESCENT OPERATING, INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 12, 2000
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

         The undersigned hereby appoints John C. Goff and Jeffrey L. Stevens, and each of them, as proxies, with full power of substitution in each, to vote all shares of common stock, par value $0.01 per share (the "Common Stock"), of Crescent Operating, Inc. (the "Company"), which the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on June 12, 2000, at 10:00 a.m., Central Daylight Saving Time, and at any adjournment or postponement thereof, on all matters set forth on the Notice of Annual Meeting and Proxy Statement, dated May 3, 2000, a copy of which has been received by the undersigned, as follows on the reverse side.

       THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN,
                WILL BE VOTED "FOR" EACH OF THE MATTERS STATED.

-----------                                                       -----------
SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                               SIDE
-----------                                                       -----------

[X]      PLEASE MARK
         VOTES AS IN THIS
         EXAMPLE.

1.       ELECTION OF DIRECTORS:
         NOMINEES: Richard E. Rainwater, Jeffrey L. Stevens and Anthony M. Frank

                                             FOR [ ]  [ ] WITHHOLD
                                                          AUTHORITY


                                             -------------------------------
                                             INSTRUCTION: To withhold authority
                                             to vote for any individual nominee
                                             write that nominee(s) name on the
                                             space provided above.

2. RATIFICATION of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.

                  FOR               AGAINST           ABSTAIN
                  [ ]                 [ ]               [ ]


3. GRANT AUTHORITY to vote upon such other matters as may properly come before the meeting, including the adjournment or postponement of the meeting, as the proxies determine to be in the best interest of the Company.

                  FOR               AGAINST           ABSTAIN
                  [ ]                 [ ]               [ ]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT           [ ]

IMPORTANT: Please mark this Proxy, date, sign exactly as your name(s) appear(s), and return in the enclosed envelope. If shares are held jointly, signature need only include one name. Trustees and others signing in a representative capacity should so indicate.

Signature:                Date:         Signature:                  Date:
          ---------------      --------           -----------------      -------